Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Amyris, Inc.

We consent to the incorporation by reference in this Registration Statements on Form S-3ASR of Amyris, Inc. and Subsidiaries (the Company) of our report dated March 5, 2021, relating to the Company’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and the effectiveness of internal control over financial reporting as of December 31,2020, which reports appear in this Annual Report on Form 10-K of Amyris, Inc. for the year ended December 31, 2020. We further consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3ASR and the related prospectus.

Our report on the consolidated financial statements refers to changes in accounting method of accounting for leases on January 1, 2019, due to the adoption of Financial Accounting Standard Board’s Accounting Standards Codification 842, Leases, and amending the classification of certain equity-linked financial instruments with down round features and the respective disclosure requirements in fiscal year 2019 due to adoption of Accounting Standards Update No. 2017-11. Our report also contains an emphasis paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit of $2.1 billion and current debt service requirements that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Macias Gini & O’Connell LLP

San Francisco, California

April 7, 2021